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                                                                    Exhibit 99.1

Transatlantic Holdings, Inc. Announces Preliminary Estimate of Reinsurance Exposure Related to Enron Corporation

Source: Transatlantic Holdings, Inc.

NEW YORK, New York - (BUSINESS WIRE) - January 7, 2002 - Transatlantic Holdings, Inc. (NYSE: TRH) today announced that its preliminary estimate of reinsurance exposure related to Enron Corporation, if it results in a claim, is expected to amount to approximately $39 million, net of tax, and will be reflected in fourth quarter 2001 results. The actual exposure is subject to continuing litigation regarding coverage by the primary issuing companies, the outcome of which is uncertain at this time.

Caution concerning forward-looking statements:

         This press release contains forward-looking statements, including a preliminary estimate of reinsurance exposure related to Enron Corporation. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. In addition, please refer to TRH's Annual Report on Form 10-K for the year ended December 31, 2000 for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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         Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Sydney, Hong Kong, Shanghai and Tokyo. As of September 30, 2001, TRH had consolidated assets of $6.5 billion and stockholders' equity of $1.9 billion. Its subsidiaries, Transatlantic Reinsurance Company (TRC), Putnam Reinsurance Company and Trans Re Zurich are rated "A++ (Superior)," the highest rating classification, by A. M. Best Company. Moody's Investors Service has assigned an insurance financial strength rating of Aa1 ("Excellent") to TRC. Standard & Poor's has assigned an insurer financial strength rating of "AA" to TRC, Putnam and Trans Re Zurich. These subsidiaries offer reinsurance capacity on both a treaty and facultative basis - structuring traditional and non-traditional programs for a full range of property and casualty products, with an emphasis on specialty risks.

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Contact:
Transatlantic Holdings, Inc., New York
Steven S. Skalicky
212-770-2040